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News Release	www.meadwestvaco.com

Media Contact:	Investor Relations Contact:
Alison von Puschendorf tel: +1 804-327-7284	Jason Thompson tel: +1 804-201-2556

MeadWestvaco Reports 2007 Fourth Quarter and Full-Year Results

•	2007 Sales Grew 6 Percent; Packaging Platform Sales Outside U.S. Reached 50 Percent

•	2007 Cash Flow from Operations Grew to More than $630 Million

•	Company Focused on 2008 Profit Improvement with Innovative Packaging Capabilities and Expanded Reach Aimed at Global Growth Markets

RICHMOND, VA – February 1, 2008 – MeadWestvaco Corporation (NYSE: MWV) today reported 2007 fourth quarter net income of $148 million, or $0.82 per share. Included in the results are after-tax restructuring charges of $26 million, or $0.14 per share, primarily related to asset write-downs and employee separation costs, and after-tax one-time costs of $3 million, or $0.02 per share, related to the company’s cost initiative. The results also include an after-tax gain of $102 million, or $0.56 per share, related to the sale of approximately 228,000 acres of owned forestlands and approximately 95,000 acres under long-term timber contracts. Sales in the fourth quarter of 2007 increased 4 percent to $1.85 billion compared to $1.78 billion in the fourth quarter of 2006.

In the fourth quarter of 2007, profit from MeadWestvaco’s business segments declined modestly to $168 million from $174 million in 2006. Profit declines in certain consumer packaging lines of business were partially offset by strong profit growth in the mill-based business.

For the full year, profit from MeadWestvaco’s business segments increased 7 percent to $584 million in 2007 from $546 million in 2006. Strong profit growth in the mill-based business and consumer and office products business drove the overall increase in business segment profit. During the year, the company made market share gains and realized higher prices in key paperboard grades, generated strong growth in healthcare packaging solutions, increased sales of proprietary branded consumer and office products and improved productivity.

“MeadWestvaco’s improved results in 2007 demonstrate that our competitive global packaging platform is delivering value for our customers and helping to generate better returns for shareholders,” said John A. Luke, Jr., chairman and chief executive officer. “We strengthened our competitive position and gained market share in many of our packaging businesses, even as rising input costs and challenges in the broader economy impacted our fourth quarter results.”

Luke continued, “We will continue to execute on imperatives that ensure we fully capitalize on the substantial growth opportunities in our global packaging markets – including introducing innovative new products to the marketplace, expanding our business in both established and emerging markets and by continuing to increase productivity across our businesses. These actions and our strong positions in growing diversified global markets give us confidence that we can continue to improve our competitive position through an uncertain economic environment.”

Quarterly Comparison

In the fourth quarter of 2006, net income was $41 million, or $0.23 per share. Included in the results are after-tax restructuring charges of $34 million, or $0.19 per share, primarily related to asset write-downs and employee separation costs and after-tax one-time costs of $12 million, or $0.06 per share, related to the company’s cost initiative. The results also include an after-tax gain of $11 million, or $0.06 per share, related to the sale of corporate real estate.

Full-Year Comparison

In 2007, sales increased 6 percent to $6.91 billion compared to $6.53 billion in 2006. Sales outside the U.S. grew to approximately 45 percent of total sales in 2007.

In 2007, net income was $285 million, or $1.56 per share. Included in the results are after-tax restructuring charges of $54 million, or $0.29 per share, after-tax one-time costs of $15 million, or $0.08 per share, related to the company’s cost initiative and after-tax gains from sales of forestlands of $155 million, or $0.84 per share.

In 2006, net income was $93 million, or $0.52 per share, and included after-tax restructuring charges of $85 million, or $0.47 per share, after-tax one-time costs of $26 million, or $0.14 per share, related to the company’s cost initiative, and after-tax gains of $24 million, or $0.13 per share, from the sale of a note and corporate real estate.

Packaging Resources

In the Packaging Resources segment, profit in the fourth quarter of 2007 increased 19 percent to $80 million compared to $67 million in 2006. Sales in the fourth quarter of 2007 grew 4 percent to $755 million compared to $726 million in 2006. Segment profit growth and margin expansion were driven by improved price and mix and increased productivity. Higher input costs for wood, other raw materials and freight negatively impacted profitability. Overall paperboard packaging pricing improved 6 percent, reflecting the company’s ongoing pricing actions across its lines of business to help offset inflationary costs.

The Packaging Resources segment’s full year 2007 profit increased 17 percent to $322 million compared to $275 million in 2006. Sales in 2007 increased 2 percent to $3.02 billion compared to $2.95 billion in 2006.

Consumer Solutions

In the Consumer Solutions segment, profit in the fourth quarter of 2007 was $16 million compared to $33 million in 2006. Sales in the fourth quarter of 2007 increased 5 percent to $659 million from $625 million in 2006. Increased sales in the fourth quarter of 2007 reflect strong growth in the global beverage and healthcare businesses. In global media, sales were even with last year as market share gains for DVD specialty packaging and games packaging offset declines in CD music packaging. Segment profit decreased due to higher raw material input costs and lower pricing in media. Profitability was also impacted by costs associated with growth investments to enhance the company’s global packaging platform, including ramp-up costs for the new manufacturing facility in Wuxi, People’s Republic of China, and by start-up costs for Keltec Dispensing Systems, which produces innovative airless and foaming dispensing solutions for the global personal care market.

The Consumer Solutions segment’s full year 2007 profit was $86 million compared to $93 million in 2006. Sales in 2007 increased 12 percent to $2.43 billion compared to $2.17 billion in 2006.

Consumer & Office Products

In the Consumer & Office Products segment, profit in the fourth quarter of 2007 was $66 million, unchanged compared to 2006. Sales in the fourth quarter of 2007 were $345 million compared to $349 million in 2006. Segment profit was impacted by lower volumes and higher costs for raw materials, which were offset by improved mix and stronger results from the company’s Brazilian school business. This segment continues to benefit from a focus on higher-value proprietary branded products, but faces challenging market conditions, including Asian-based imports, rising commodity costs, and slower retail growth.

The Consumer & Office Products segment’s full year 2007 profit increased 9 percent to $139 million from $127 million in 2006. Sales in 2007 were $1.15 billion compared to $1.14 billion in 2006.

Specialty Chemicals

In the Specialty Chemicals segment, profit in the fourth quarter of 2007 was $6 million compared to $8 million in 2006. Sales in the fourth quarter of 2007 increased 5 percent to $123 million from $117 million in 2006. Segment profit was impacted by higher raw material costs, lower North American automotive sales and weak demand for building products, which negatively impacted both volume and mix.

The Specialty Chemicals segment’s full year 2007 profit decreased to $37 million compared to $51 million in 2006. Sales in 2007 were $493 million, unchanged compared to 2006.

Corporate and Other

Corporate and Other had a profit of $39 million in the fourth quarter of 2007 compared to a loss of $138 million in 2006. Included in the 2007 results is a pre-tax gain of $167 million related to the sale of approximately 228,000 acres of owned forestlands and approximately 95,000 acres under long-term timber contracts.

Corporate and Other had a loss of $184 million in the full year of 2007 compared to a loss of $448 million in 2006. Included in the 2007 results is a pre-tax gain of $250 million related to the sale of approximately 290,000 acres of owned forestlands and approximately 95,000 acres under long-term timber contracts.

Other Items

On November 20, 2007, MeadWestvaco entered into an accelerated share repurchase agreement with a third party to purchase $400 million of MeadWestvaco’s outstanding common stock. Under the agreement, MeadWestvaco has received and retired approximately 11 million shares through December 31, 2007. The agreement is a collared transaction that established minimum and maximum numbers of shares to be delivered, up to a total of approximately 14 million. The exact number of shares to be purchased will be determined at the conclusion of the agreement, which will be no later than June 2008. This program was funded with cash proceeds from sales of forestlands that occurred in the third and fourth quarters of 2007.

During the fourth quarter of 2007, costs for energy, wood, raw materials and freight increased $40 million over the prior year.

Capital spending increased to $347 million in 2007, compared to $302 million in 2006 due to investments to expand the global packaging platform.

Cash flow from continuing operations exceeded $630 million in 2007 compared to $567 million last year, reflecting improved earnings and working capital improvements.

MeadWestvaco paid a regular quarterly dividend of $0.23 per share during the fourth quarter and, on January 28, 2008, declared a quarterly dividend of $0.23 per share payable on March 3, 2008, to stockholders of record at the close of business on February 7, 2008. For the full year of 2007, the company paid $169 million in dividends to shareholders, or $0.92 per share.

Full-Year and First Quarter 2008 Outlook

In 2008, MeadWestvaco is focused on generating improved year-over-year revenue and earnings growth. Key earnings drivers the company is focused on executing in 2008 are:

•	Profitable growth from targeted global packaging end-markets, including beverage, personal care, healthcare and tobacco;

•	Increasing sales in emerging markets, including China, India and Brazil;

•	Increasing sales from new innovative products, including Natralock® , Shellpak™ and other new applications across personal care and healthcare markets;

•	Ongoing efforts to offset input cost inflation with price improvement;

•	Improving cost productivity driven by ongoing and significant manufacturing, supply-chain and sourcing actions; and

•	Real estate sales generated by the company’s Community Development and Land Management Group.

The first quarter is the seasonally weakest period for MeadWestvaco’s business segments. In the first quarter of 2008, MeadWestvaco expects total profit from its business segments to improve compared to the prior year.

MeadWestvaco expects first quarter segment profit in its Packaging Resources segment to be even with year-ago levels. Backlogs remain seasonally firm for the company’s key paperboard products. Costs for wood, oil-based materials and freight are, however, expected to remain at historically high levels into the first quarter. The company plans to continue its efforts to offset the impact of input cost inflation with price realizations and mix improvements. Two planned mill maintenance outages will negatively impact year-over-year segment profitability in the first quarter.

In the Consumer Solutions segment, MeadWestvaco expects first quarter segment profit to be even with year-ago levels. Solid seasonal performance in beverage, food and tobacco and growth in the personal care and healthcare packaging businesses outside the U.S. are expected to offset input cost inflation and lower global volumes in media due to market-related declines.

In the Consumer & Office Products segment, MeadWestvaco expects first quarter segment profit to be modestly above year-ago levels. Stronger volumes in the company’s Brazilian business and increased volumes for time management products from sales shifting to the first quarter, as well as improved mix and productivity, will more than offset higher input costs for raw materials.

In the Specialty Chemicals segment, MeadWestvaco expects strong year-over-year improvement in first quarter segment profit. Price and mix improvements will more than offset volume declines in carbon and building materials products and input cost inflation.

Conference Call

MeadWestvaco will broadcast its fourth quarter analyst conference call today, February 1, at 10 a.m. (EST), with access available via the Internet on the company’s website and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Investors may participate in the live conference call by dialing (888) 423-3271 (toll-free domestic) or (612) 332-0923 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 1:30 p.m. (EST) today and can be accessed at (800) 475-6701 (toll-free domestic) or (320) 365-3844 (international); access code: 891607.

About MeadWestvaco

MeadWestvaco Corporation (NYSE: MWV) provides packaging solutions to many of the world’s most-admired brands in the food and beverage, media and entertainment, personal care, home and garden, cosmetics, and healthcare industries. The company has market-leading positions in its Consumer & Office Products and Specialty Chemicals businesses, and operates in more than 30 countries. MeadWestvaco manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fourth consecutive year. For more information, please visit us at www.meadwestvaco.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s cost reduction initiative; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its forestlands; adverse results in current or future litigation; currency movements; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Fourth Quarter ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$1,852	$1,775	$6,906	$6,530

Cost of sales	1,550	1,448	5,710	5,399
Selling, general and administrative expenses	227	261	882	905
Interest expense	56	54	219	211
Other income, net	(188)	(24)	(305)	(83)

Income before income taxes	207	36	400	98
Income tax provision (benefit)	59	(5)	115	5

Net income	$148	$41	$285	$93

Net income per share, basic and diluted:	$0.82	$0.23	$1.56	$0.52

Shares used to compute net income per share:
Basic	180.0	181.0	182.6	180.8
Diluted	180.8	181.5	183.6	181.2

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	At December 31,	At December 31,
	2007	2006
Assets
Cash and cash equivalents	$245	$156
Accounts receivable, net	1,009	1,011
Inventories	790	715
Other current assets	143	133

Current assets	2,187	2,015

Property, plant, equipment and forestlands, net	4,191	4,523
Prepaid pension asset	1,213	920
Goodwill	840	851
Restricted asset held by special purpose entity [1]	398	—
Other assets	1,008	976

	$9,837	$9,285

Liabilities and shareholders’ equity
Accounts payable	$640	$552
Accrued expenses	741	702
Notes payable and current maturities of long-term debt	68	211

Current liabilities	1,449	1,465

Long-term debt	2,375	2,372
Liability (non-recourse to MeadWestvaco) held by special purpose entity [1]	338	—
Other long-term obligations	733	738
Deferred income taxes	1,234	1,177
Shareholders’ equity	3,708	3,533

	$9,837	$9,285

Business Segment Information

In millions (Unaudited)

	Fourth Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Sales
Packaging Resources	$755	$726	$3,021	$2,953
Consumer Solutions	659	625	2,431	2,170
Consumer & Office Products	345	349	1,147	1,143
Specialty Chemicals	123	117	493	493
Corporate and Other [2]	49	65	217	219

Total	1,931	1,882	7,309	6,978
Intersegment eliminations	(79)	(107)	(403)	(448)

Consolidated totals	$1,852	$1,775	$6,906	$6,530

Segment profit (loss)
Packaging Resources	$80	$67	$322	$275
Consumer Solutions	16	33	86	93
Consumer & Office Products	66	66	139	127
Specialty Chemicals	6	8	37	51

Subtotal	168	174	584	546
Corporate and Other [3]	39	(138)	(184)	(448)

Consolidated totals [4]	$207	$36	$400	$98

[1]

The company consolidates the asset and liability included in the special purpose entity (SPE) involved in the 2007 sale of certain forestlands. The asset of the SPE is not available to satisfy the obligations of MeadWestvaco and the liability of the SPE is non-recourse to MeadWestvaco.

[2]	Revenue included in Corporate and Other includes specialty papers sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[3]

Corporate and Other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income and gains on asset sales.

[4]	Consolidated totals represent income before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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